UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HMN Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057
(507) 535-1200

March 20, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the corporate headquarters, located at 1016 Civic Center Drive N.W., Rochester, Minnesota, on Tuesday, April 22, 2008 at 10:00 a.m., local time.

The corporate secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your proxy by telephone, through the Internet, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the annual meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Michael McNeil
President and Chief Executive Officer

VOTING METHODS
Notice of Annual Meeting of Stockholders to be held on April 22, 2008
PROXY STATEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
CORPORATE GOVERNANCE
2007 DIRECTOR COMPENSATION
2007 EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE RECOMMENDATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2007
OUTSTANDING EQUITY AWARDS
2007 RESTRICTED STOCK VESTING
2007 PENSION BENEFITS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

VOTING METHODS

The accompanying proxy statement describes important issues affecting HMN Financial, Inc. If you are a stockholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.  BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 21, 2008.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

2.  BY INTERNET

a.	Go to the web site at http://www.eproxy.com/hmnf, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 21, 2008.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

3.  BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders
to be held on April 22, 2008

Notice is hereby given that the annual meeting of stockholders of HMN Financial, Inc. will be held at our corporate headquarters, located at 1016 Civic Center Drive N.W., Rochester, Minnesota, at 10:00 a.m., local time, on April 22, 2008.

A proxy card and a proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1.	the election of three directors; and

2.	the ratification of the appointment of KPMG LLP as our independent auditors for 2008; and

such other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on February 26, 2008 are the stockholders entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. central time, at HMN Financial, Inc., 1016 Civic Center Drive NW, Rochester, Minnesota 55901-6057 for a period of ten days prior to the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy or voting your proxy by telephone or through the Internet will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Rochester, Minnesota
March 20, 2008

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of HMN Financial, Inc. of proxies to be used at the annual meeting of stockholders, which will be held at our corporate headquarters, located at 1016 Civic Center Drive N.W., Rochester, Minnesota, on April 22, 2008 at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The accompanying notice of annual meeting and this proxy statement are first being mailed to stockholders on or about March 20, 2008.

Certain information provided herein relates to Home Federal Savings Bank, a wholly owned subsidiary of our company referred to as “the bank.”

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting to cast your vote.

What is the purpose of the annual meeting?

At the annual meeting we will ask our stockholders to vote on two matters:

1.	to elect three members of our board of directors, to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified; and

2.	to ratify the appointment of KPMG LLP as our independent auditors for 2008;

as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our stockholders.

Who is entitled to vote at the meeting?

Common stock is our only authorized and outstanding voting security. Stockholders of record as of the close of business on February 26, 2008 will be entitled to one vote for each share of common stock then held. As of February 26, 2008, we had 4,177,799 shares of common stock issued and outstanding. The number of issued and outstanding shares excludes shares held in our treasury.

Who is entitled to attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

One third of the outstanding shares of common stock entitled to vote constitutes a quorum for purposes of the meeting.

How do I vote?

If you are a registered stockholder, proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by Internet:

a.	Go to the web site at http://www.eproxy.com/hmnf.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

To vote by telephone:

a.	Call toll-free 1-800-560-1965.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

To vote by mail:

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If you are a registered stockholder and attend the annual meeting, you may deliver your proxy in person.

If you hold your shares in street name, meaning you hold them through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on its voting procedures. Please follow the directions that your bank or broker provides.

All shares of our common stock represented at the meeting by properly executed proxies, duly delivered to our corporate secretary prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions specified on the proxies.

What happens if no instructions are indicated on my proxy?

If no instructions are indicated, properly executed proxies will be voted for the nominees for director listed below and for the ratification of the appointment of our independent auditors. As of the date of this proxy statement, the board does not know of any matters, other than those described in the notice of annual meeting and this proxy statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on these matters in accordance with their best judgment.

May I revoke my proxy or change my vote?

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by filing with our corporate secretary, at or before the meeting, a written notice of revocation bearing a later date than the date on the proxy. A vote may be changed by duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to our corporate secretary at or before the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote for the election of the three nominated directors and for the ratification of KPMG LLP as our independent auditors. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors.  Directors are elected by a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting. For this purpose, a properly executed proxy marked withheld with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors.

Other Items.  For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked abstain with respect to any matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be considered cast with respect to the proposal for which they abstain from voting and will not be taken into account in determining the outcome of any of those proposals.

If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors and the ratification of KPMG LLP as our independent auditors. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Global Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of the “routine” proposals on which they cast. Shares held by a broker on behalf of a stockholder will not be considered cast with respect to any “non-routine” proposals and will not be taken into account in determining the outcome of any of “non-routine” proposals.

May the meeting be adjourned?

If a quorum is not present at the meeting, the chairman of the meeting, or the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, our directors, officers and regular employees, as well as employees of the bank, may solicit proxies personally or by telephone without additional compensation.

How may I obtain additional copies of the annual report?

Our 2007 annual report, including financial statements, is enclosed. The annual report is also available online at www.hmnf.com. For additional printed copies, which are available without charge, please request copies in writing to 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What is the deadline for submitting a stockholder proposal for the 2009 annual meeting?

We must receive stockholder proposals intended to be presented at the 2009 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 21, 2008. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. We must receive any other stockholder proposals intended to be presented at the 2009 annual meeting of stockholders in writing at our principal executive office no later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). We currently anticipate that our 2009 annual meeting of stockholders will be held on or about April 28, 2009; therefore, we must receive notice of any business to be brought before that meeting by January 27, 2009. Written copies of all stockholder proposals should be sent to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What does it mean if I receive more than one proxy card or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at 1-800-401-1957. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

I share an address with another stockholder, is it possible to only receive additional copies of the proxy statement?

We are sending only one copy of the proxy material to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as householding, is designed to reduce our printing and postage costs. If a registered stockholder residing at an address with other registered stockholders wishes to receive separate proxy material now or in the future, he or she may contact our corporate secretary, by mail to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

PROPOSAL I — ELECTION OF DIRECTORS

Background

Our certificate of incorporation provides that the board of directors shall fix the number of directors from time to time. On January 28, 2004, the size of the board was fixed as up to nine members. The board is divided into three classes. The term of three members of the board will expire at the conclusion of the meeting. The board has nominated Allan DeBoer, Timothy Geisler and Karen Himle for election as directors to serve a term to expire at the conclusion of the third succeeding annual meeting of stockholders after their election, with each to hold office until his or her successor has duly elected and qualified.

It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the meeting for the election of the nominees identified in the preceding paragraph. If any nominee is unable to serve, the shares of common stock represented by all of these proxies will be voted for the election of a substitute as the board may recommend. At this time, the board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

Board of Directors

The following table sets forth certain information regarding each director or director nominee:

Name	Age	Position	Director Since

Term expiring in 2008:
Allan R. DeBoer	65	Director	1999
Timothy R. Geisler	56	Chairman of the Board of Directors	1996
Karen L. Himle	52	Director	2005
Term expiring in 2009:
Duane D. Benson	62	Director	1997
Michael McNeil	60	President, Chief Executive Officer, Director and President of the Bank	1999
Mahlon C. Schneider	68	Director	2000
Term expiring in 2010:
Michael J. Fogarty	69	Director	2002
Susan K. Kolling	56	Senior Vice President of the Bank and Director	2001
Malcolm W. McDonald	71	Director	2004

Duane D. Benson has served as an independent business consultant since 2003 and since October 2005, Mr. Benson has also been the executive director of Minnesota Early Learning Foundation, an early childhood care and education foundation. From 1994 to 2003, Mr. Benson was the executive director of the Minnesota Business Partnership, a non-profit public policy foundation comprised of 105 member companies. Mr. Benson served as a member of the Minnesota legislature for 14 years prior to assuming his duties at the Minnesota Business Partnership.

Allan R. DeBoer, from 1988 until his retirement in 2001, was the Chief Executive Officer of RCS of Rochester, Inc., which does business as Rochester Cheese/Valley Cheese, a cheese processing company. Since 2002, Mr. DeBoer has practiced law and served as an independent business consultant.

Michael J. Fogarty has been an insurance agent with C.O. Brown Agency, Inc., an insurance agency located in Rochester, Minnesota, for over 20 years. He currently serves as Chairman of the Board for C.O. Brown Agency, Inc.

Timothy R. Geisler is currently Unit Manager Financial Accounting and Controls, for Mayo Clinic and had previously been Corporate Tax Unit Manager for Mayo Clinic from 1986 to 2000. Mr. Geisler has been a certified public accountant since 1976 and has eight years of public accounting experience with a major public accounting firm.

Karen L. Himle currently serves as the Vice President of University Relations for the University of Minnesota, a position she began in January 2007. From 2004 to January 2006 she served as the Executive Vice President of Children’s Hospitals and Clinics of Minnesota, an independent, not-for-profit health care system, and President of Children’s Hospitals and Clinics Foundation, the fundraising arm of Children’s Hospitals and Clinics of Minnesota. From 2002 to 2004, Ms. Himle served as an independent consultant. From 1985 to 2002, she held various positions, including Senior Vice President Corporate and Government Affairs, at The St. Paul Companies, Inc., a worldwide provider of commercial property-liability insurance and reinsurance products and services. Ms. Himle currently serves on the board of the Minnesota Orchestral Association and the Commission on Judicial Selection.

Susan K. Kolling served as a Vice President of the bank from 1992 to 1994 and has served as a Senior Vice President of the bank since 1995. In addition, from 1997 to 2003, Ms. Kolling was an owner of Kolling Family Corp. which is doing business as Valley Home Improvement, a retail lumber yard. Ms. Kolling became a director of Kolling Family Corp. in 2004.

Malcolm W. McDonald served as a director and Senior Vice President of Space Center, Inc., an industrial real estate firm located in St. Paul, Minnesota, from 1977 until his retirement in 2002. He also served as Vice President of First National Bank of St. Paul from 1960 to 1977. Mr. McDonald is a director of a private company and a director or trustee of several nonprofit organizations.

Michael McNeil has served as the President of our company since 2000 and our Chief Executive Officer since 2004. Mr. McNeil has been the President and Chief Executive Officer of the bank since January 1999 and a director of the bank since 1998. From April 1998 through December 1998, Mr. McNeil was the bank’s Senior Vice President of Business Development. Prior to joining the bank, Mr. McNeil was the President and a director of Stearns Bank, N.A. in St. Cloud, Minnesota from 1991 until 1998. Mr. McNeil is a director of several foundations, including the Rochester Area Foundation, the Rochester Library Foundation, the Lourdes High School Foundation, and the Poverello Foundation.

Mahlon C. Schneider, from 1999 until his retirement in 2004, was Senior Vice President External Affairs and General Counsel of Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products. From 1990 to 1999, Mr. Schneider was the Vice President and General Counsel of Hormel Foods Corporation. Since 2003, he has been a director of the Hormel Foundation, a charitable trust.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE NOMINEES INDICATED ABOVE.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of the audit committee, the board of directors has appointed KPMG LLP, an independent registered public accounting firm, to be our independent auditors for 2008, subject to ratification by the stockholders. KPMG LLP has audited the financial statements of our company or the bank since 1966. Representatives of KPMG LLP are expected to attend the meeting to respond to appropriate questions and to make a statement, if they so desire.

In connection with the engagement of KPMG LLP, we entered into an engagement agreement with KPMG LLP that sets forth the terms pursuant to which KPMG LLP will perform its audit services. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

While it is not required to do so, the audit committee is submitting the appointment of that firm for ratification in order to ascertain the view of the stockholders. If the stockholders do not ratify the appointment, the audit committee will review the appointment.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR 2008 INDEPENDENT AUDITORS.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The board of directors has standing audit, compensation, executive and governance and nominating committees. The directors’ committee memberships are indicated in the table below:

Nominating and
		Compensation	Executive	Governance
Director	Audit Committee	Committee	Committee	Committee

Duane D. Benson	Member	Member	Alternate	Member
Allan R. DeBoer	Member	Chair	Alternate	—
Michael J. Fogarty	Member	Member	Alternate	—
Timothy R. Geisler	Chair	—	Member	—
Karen L. Himle	Member	Member	—	Member
Susan K. Kolling	—	—	Member	—
Malcolm W. McDonald	Member	—	—	Member
Michael McNeil	—	—	Member	—
Mahlon C. Schneider	Member	—	Alternate	Chair

Audit Committee.  The audit committee oversees our financial reporting process by, among other things, recommending and taking action to oversee the independence of the independent accountants and selecting and appointing the independent auditors. The board has determined that all members of the audit committee are independent as that term is defined in the applicable Nasdaq listing standards and regulations of the Securities and Exchange Commission and all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the board has determined that Mr. Geisler has the financial experience required by the applicable Nasdaq listing standards and is an audit committee financial expert as defined by applicable regulations of the Securities and Exchange Commission. The responsibilities of the audit committee are set forth in the audit committee charter, which was readopted on February 26, 2008 and is available on our website at www.hmnf.com. The audit committee reviews and reassesses their charter annually.

Compensation Committee.  The compensation committee reviews and reports to the board on matters concerning compensation plans and the compensation of certain executives, as well as administering our 2001 Omnibus Stock Plan. The board has determined that all members of the compensation committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the compensation committee are set forth in the compensation committee charter, which was readopted by the board on January 22, 2008. The compensation committee charter is available on our website at www.hmnf.com. The compensation committee reviews and reassesses their charter annually.

Executive Committee.  The executive committee acts on issues arising between regular board meetings. The executive committee possesses the powers of the full board between meetings of the board.

Governance and Nominating Committee.  The governance and nominating committee selects candidates as nominees for election as directors and advises and makes recommendations to the board on other matters concerning directorship and corporate governance practices, including succession plans for our executive officers. The board has determined that all members of the governance and nominating committee are independent as that term is defined in the applicable Nasdaq listing standards. The responsibilities of the governance and nominating committee are set forth in the governance and nominating committee charter, which was readopted by the board on February 26, 2008 and is available on our website at www.hmnf.com. The governance and nominating committee reviews and reassesses their charter annually.

Board and Committee Meetings

The board held eight meetings during 2007. The audit committee held five meetings during 2007. The compensation committee held six meetings during 2007. The executive committee did not meet during 2007. The governance and nominating committee held six meetings during 2007. Only one incumbent director —

Mr. Fogarty — attended fewer than 75% of the total number of meetings held by the board and by all committees of the board on which the director served during the year.

Director Independence

The board has determined that none of our directors except Mr. McNeil and Ms. Kolling who are employees of the bank, have a material relationship with our company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company). Therefore, all of our directors except Mr. McNeil and Ms. Kolling are independent within the meaning of applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our senior management and financial reporting employees. This code is available on our website at www.hmnf.com.

Stockholder Communication with the Board

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. All communications will be compiled by the Chief Financial Officer and submitted to the board or the individual directors on a periodic basis. Communications directed to the board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2007, all directors attended the annual meeting of stockholders.

Procedures Regarding Director Candidates Recommended by Stockholders

The governance and nominating committee will consider director candidates recommended by stockholders if the recommended director candidate would be eligible to serve as a director under our by-laws. Our by-laws require that directors have their primary domicile in a county where the bank has a full service branch. This requirement may be waived by a majority of the board so long as a majority of the directors currently serving on the board have their primary residence in a county where the bank has a full service branch.

In order to be considered by the governance and nominating committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including the potential director’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board. Each candidate will be evaluated in the context of the board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience.

Rather than recommending director candidates to the governance and nominating committee, stockholders may directly nominate a person for election to the board by complying with the procedures set forth in our by-laws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals,” as well as the Q&A appearing at the beginning of the proxy statement.

Stockholder Proposals

Under our by-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received not later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made) by our corporate secretary containing the name and address of the stockholder as they appear on our books and the class and number of shares owned by the stockholder. If the notice relates to an item of business it also must include a representation that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of business by the stockholder and any material interest of the stockholder in the business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), any other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board, and the consent of each nominee to be named in the proxy statement and to serve.

The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of our by-laws are available from our corporate secretary.

Compensation Committee Interlocks and Insider Participation

During 2007, the compensation committee was comprised of Messrs. Benson, Fogarty and DeBoer and Ms. Himle. None of the members is an executive officer, employee or former employee of our company, and no interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company.

Related Person Transaction Approval Policy

In February 2008, our board of directors readopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that has a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacities that give rise to the person’s status as a “related person;”

•	transactions available to all of our employees or all of our stockholders on the same terms;

•	any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of the holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related party transaction may be conditioned upon our company and the related person taking any actions that the committees deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•	if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

Certain Transactions

The bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. The rate charged on mortgage loans is generally equal to the then-current rate offered to the general public, although certain fees are reduced or waived. The employee rate charged on consumer loans is generally 1% below the then-current rate offered to the general public. At December 31, 2007, the aggregate amount of the bank’s loans to directors, executive officers, affiliates of directors or executive officers, and employees was approximately $4,102,300 or 4.18% of our stockholders’ equity. All of these loans were current at December 31, 2007. All of the loans to directors and executive officers (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons, except for the employee interest rate, fee reduction or fee waiver and (c) did not involve more than the normal risk of collectibility or other unfavorable features.

Independent Auditor Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2007 and 2006, and fees for other services rendered by KPMG LLP relating to these fiscal years.

Description of Fees	2007	2006

Audit Fees(1)	$189,500	$173,500
Audit-Related Fees(2)	13,000	9,000

Total Audit and Audit-Related Fees	$202,500	$182,500

(1)	Audit fees in 2007 and 2006 consisted of the annual audit and quarterly reviews of our consolidated financial statements, statutory audit, audit of internal controls over financial reporting and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees in 2007 and 2006 consisted of employee benefit plan audits.

Approval of Independent Auditor Services and Fees

The audit committee pre-approved 100% of the services provided by KPMG LLP, our independent auditors. KPMG provided no other services to the company other than those noted above.

The audit committee’s current practice on pre-approval of services performed by the independent auditors is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the audit committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the audit committee, Mr. Geisler, the chair of the audit committee, is authorized to pre-approve certain limited non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Geisler did not pre-approve any non-audit services pursuant to this authority in 2007.

Report of the Audit Committee

The audit committee has (i) reviewed and discussed our audited financial statements for 2007 with our management; (ii) discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) has discussed with our independent auditors their independence. Based on the review and discussions with management and our independent auditors referred to above, the audit committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the Securities and Exchange Commission.

The Audit Committee

Duane D. Benson
Allan R. DeBoer
Michael J. Fogarty
Timothy R. Geisler
Karen L. Himle
Malcolm W. McDonald
Mahlon C. Schneider

Director Emeritus

In 1996, the board of directors established a director emeritus program. Any retiring director who served as a director of our company or the bank for 12 or more years could have been invited by the board to be a director emeritus. Current directors that retire or leave the board will not be offered the opportunity to participate in the emeritus program, and it will cease to exist after the remaining term of the current director emeritus expires. A director emeritus may attend and participate in regular meetings of the board, but may not vote. Directors emeritus may not serve for more than five years. In consideration for serving as a director emeritus, the individual is paid a fee equal to the fee received by non-employee directors during the individual’s last year of service to our company or the bank (excluding any fees paid for serving on any committee of the board of our company or the bank). Roger P. Weise is the only director emeritus and has served in that capacity since 2004.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of February 26, 2008, the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding common stock, (ii) each of the executive officers listed in our summary compensation table, (iii) each director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to the shares of common stock and maintains an address at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057.

	Amount and
	Nature of	Percentage of
	Beneficial	Outstanding
Name and Address (if required) of Beneficial Owner	Ownership	Shares

HMN Financial, Inc. Employee Stock Ownership Plan(1)	794,868	19.03%
Jeffrey L. Gendell(2)
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
Tontine Overseas Associates, L.L.C.	394,008	9.43
55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830
Dimensional Fund Advisors, Inc.(3)	338,949	8.11
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Directors and executive officers:
Duane D. Benson(4)	18,650	*
Allan R. DeBoer(5)	19,200	*
Jon J. Eberle(6)	19,757	*
Michael J. Fogarty(7)	16,000	*
Timothy R. Geisler(8)	12,060	*
Karen L. Himle(9)	6,200	*
Dwain C. Jorgensen(10)	63,651	1.52
Susan K. Kolling(11)	64,311	1.54
Bradley C. Krehbiel(12)	17,201	*
Malcolm W. McDonald(13)	10,200	*
Michael McNeil(14)	104,613	2.47
Mahlon C. Schneider(15)	16,200	*
All directors and executive officers of the Company as a group (12 persons)(16)	368,043	8.52

*	Less than 1% Owned

(1)	As reported on a Schedule 13G/A dated February 12, 2008 and filed on February 13, 2008. The amount reported represents shares of common stock held by the HMN Financial, Inc. Employee Stock Ownership Plan, known as the ESOP. As reported on a Form 5 dated February 12, 2008 and filed February 12, 2008, 296,086 of the 794,868 shares of common stock beneficially owned by the ESOP have been allocated to accounts of participants. First Bankers Trust Services, Inc., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of common stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of these shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The ESOP has sole voting power for 498,782 of the shares it holds, and shared voting power for 296,086 of the shares it holds. The ESOP has sole dispositive power for 498,782 of the shares it holds, and shared dispositive power for 296,086 of the shares it holds.

(2)	As reported on a Form 13F filed with the SEC for the period ended December 31, 2006. Tontine Financial Partners, L.P. (“TFP”) holds shares of common stock directly, and Tontine Management, L.L.C. (“TM”) is the general partner to TFP. Tontine Overseas Associates, L.L.C. (“TOA”), is the investment manager to TFP Overseas Fund, Ltd., which holds shares of common stock directly. Mr. Gendell serves as the managing member of TM and TOA.

(3)	As reported on a Schedule 13G/A dated February 6, 2008. Dimensional Fund Advisors, Inc. is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors, Inc. exercises sole voting and dispositive power with respect to all the shares. In its role as investment advisor, Dimensional Fund Advisors, Inc. may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, Inc. expressly disclaims beneficial ownership of these shares.

(4)	Includes 14,400 shares of common stock held directly, and 4,250 shares of common stock held by Mr. Benson’s spouse.

(5)	Includes 4,200 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(6)	Includes 6,197 shares of common stock held directly, 964 shares of common stock held under the bank’s 401(k) plan, 8,956 shares of common stock allocated to Mr. Eberle’s account under our employee stock ownership plan and 3,640 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(7)	Includes 1,000 shares of common stock held in a fiduciary capacity and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(8)	Includes 320 shares of common stock held jointly with his spouse, 1,115 shares of common stock held by Mr. Geisler’s IRA account, 125 shares of common stock held in Mr. Geisler’s spouse’s IRA account and 10,500 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(9)	Includes 200 shares of common stock held directly and 6,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(10)	Includes 37,047 shares of common stock held directly, 2,150 shares of common stock held by the IRA account of Mr. Jorgensen’s spouse, 4,802 shares of common stock under the bank’s 401(k) plan, 16,072 shares of common stock allocated to Mr. Jorgensen’s account under our employee stock ownership plan and 3,580 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(11)	Includes 40,221 shares of common stock held directly, 13,664 shares of common stock allocated to Ms. Kolling’s account under our employee stock ownership plan, 6,646 shares of common stock held under the bank’s 401(k) plan and 3,780 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008. 15,000 of the shares of common stock held directly by Ms. Kolling are pledged to an unaffiliated bank as collateral for a line of credit. 21,066 of the shares of common stock held directly by Ms. Kolling are held in a brokerage account on margin.

(12)	Includes 6,891 shares of common stock held directly, 5,770 shares of common stock allocated to Mr. Krehbiel’s account under our employee stock ownership plan and 4,540 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(13)	Includes 1,200 shares of common stock held directly and 6,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(14)	Includes 20,373 shares of common stock held directly, 9,371 shares of common stock held by Mr. McNeil’s IRA account, 9,466 shares of common stock allocated to Mr. McNeil’s account under our employee stock ownership plan, 8,883 shares held under the bank’s 401(k) plan and 56,520 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(15)	Includes 1,200 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008.

(16)	Includes shares of common stock held directly, as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), shares of common stock held in retirement accounts, shares of common stock held by these individuals in their accounts under the bank’s 401(k) plan, shares of common stock allocated to the ESOP accounts of the group members, shares of common stock held in a fiduciary capacity or by certain family members and shares covered by options that are currently exercisable or exercisable within 60 days of February 26, 2008, with respect to which shares the persons included may be deemed to have sole or shared voting and/or investment power.

2007 DIRECTOR COMPENSATION

All of our directors also serve as directors of our banking subsidiary. During 2007, non-employee members of our board of directors were paid the following combined cash fees for their services to us and our banking subsidiary:

	Description of Fees
	Chairman of	Non-employee	Chairman of the	Other Committee
	the Board	Directors	Audit Committee	Chairs

Monthly fee	$3,333	$1,250	—	—
Board meeting attendance fee	$1,000	$500	—	—
Audit Committee attendance fee	—	$500	$1,500	—
Other board committee attendance fees	—	$300	—	$900

Due to the fee schedule set forth above, our non-employee directors received the following total compensation for 2007 for their service on our board of directors:

	Fees Earned	Option
	or Paid in	Awards
Non-Employee Director	Cash ($)(1)	($)(2)	Total ($)

Duane D. Benson	$24,600	$—	$24,600
Allan R. DeBoer	27,200	—	27,200
Michael J. Fogarty	27,900	404	28,304
Timothy R. Geisler	55,500	—	55,500
Karen L. Himle	24,200	10,557	34,757
Malcolm W. McDonald	31,900	7,407	39,307
Mahlon C. Schneider	26,450	—	26,450

(1)	We allow directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of the board. We pay deferred fees over a yearly period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred. A director who is one of our employees receives no separate compensation for services as a director. At December 31, 2007, Mr. DeBoer had a deferred fee balance of $194,596 and Mr. Schneider had a deferred fee balance of $123,050.

(2)	The amount reported is the compensation expense recognized in our financial statements for 2007 pursuant to SFAS No. 123(R). In accordance with SFAS No. 123(R), we determine the fair value of options awards at the date of grant and recognize the expense of the options for financial reporting purposes over the vesting period. See footnote 15 in the notes to consolidated financial statements included in our annual report for the assumptions made in determining the fair value of option awards in accordance with SFAS No. 123(R). We granted 15,000 options to each director when they became a member of the board. Options outstanding at December 31, 2007 totaled 0 for Mr. Benson, 10,500 for Mr. Geisler and 15,000 for each of the other directors. The exercise prices of the outstanding options range from $11.25 to $30.00. No director received any option grants in 2007.

2007 EXECUTIVE COMPENSATION

We have not paid any compensation to our executive officers since our formation. We do not anticipate paying any compensation to these officers until we become actively involved in the operation or acquisition of businesses other than our banking subsidiary. The following discusses the compensation paid or accrued by our banking subsidiary for services rendered by our principal executive officer, principal financial officer and our three most highly compensated other executive officers. We sometimes refer to the executive officers as the named executive officers.

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors establishes and administers the compensation and benefits program for executive officers and directors. The compensation committee has designed our executive compensation program to achieve the following primary goals:

•	to attract and retain a highly qualified and coordinated workforce of executives who have the skills, experience and work ethic required to effectively achieve our goals and objectives; and

•	to align executives’ interests with the creation and maintenance of long-term stockholder value.

The committee seeks to achieve these goals with a compensation program that provides a competitive base salary, short-term cash incentives and intermediate and long-term equity awards. Base salaries generally represent one-half to two-thirds of our executives’ total annual potential compensation (which consists of base salary, cash bonus potential and the grant date value of equity compensation awards granted in a particular year). The committee’s philosophy is that base salaries are a significant retention element of compensation, and that our base salaries should be competitive with those of similar sized financial institutions that have operating results similar to ours. The remainder of our executives’ annual potential compensation is divided between cash incentives and equity awards. Cash incentives are a discretionary element of compensation that the committee uses to reward executives for performance, including contributions to company performance, that is consistent with the creation and maintenance of intermediate and long-term stockholder value. Equity awards are designed to promote the retention of executives and to align their interests with the creation and maintenance of intermediate and long-term stockholder value. The compensation committee seeks to blend the elements of the compensation program so that base salaries provide competitive compensation for short-term retention purposes, incentive elements of compensation (incentive bonuses and the appreciation potential of equity awards) provide sufficient incentives to motivate executives to achieve business objectives that will lead to the creation and maintenance of intermediate and long-term stockholder value and time-based elements of compensation (time-based vesting of equity awards) provide sufficient incentives for long-term executive retention and encourage executives to have a long-term perspective in creating and maintaining stockholder value.

In designing our compensation programs, we consider, as ancillary matters, the accounting treatment in our financial statements and the tax impact on us of various potential elements of compensation. We also consider, as ancillary matters, the tax impact, including the timing of taxation, on our executives of various potential elements of compensation. In the past, we have modified the mix of our compensation elements based on changes in financial accounting treatment (such as changing the nature of equity compensation awards partially in response to changes in accounting for equity compensation) and included compensation elements with favorable tax treatment for our employees (such as employer 401(k) contributions), and we may do so again in the future. However, we do not consider accounting and tax matters as primary factors in managing our compensation program. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial accounting and tax treatment of existing and potential elements of our executive compensation program.

The compensation committee consists exclusively of independent non-employee directors. The committee has the authority to retain compensation consultants to assist in the evaluation of executive officer compensation. In 2007, the committee did not engage an independent compensation consultant.

The committee directs our chief financial officer and his staff to perform an annual survey of executive compensation at similar sized financial institutions with similar operating results based on public filings to assist it in determining executive compensation. The survey includes base salaries, bonuses, restricted stock awards, option awards, other compensation and total compensation, all as reported in public filings. The committee reviews executive compensation information from financial institutions that are similar to ours as the information helps the committee members assess whether elements of our executive compensation program are competitive and understand the elements, mix of elements and range in compensation amounts attributably to various elements of compensation paid by similar financial institutions. In determining the 2007 compensation amounts, the committee considered publicly available compensation data for banks and thrifts with assets between $750 million and $1.5 billion with return on asset ratios of 1.0%-1.5% and return on equity ratios of 10%-15%. In 2006, the year for which financial results were available when we identified comparable companies, we had assets of $976 million, a return on assets ratio of 1.0% and a return on equity ratio of 10.77% based on an average of the three most recent years. In an attempt to focus the survey on the midrange of the competitive market and reduce wide variances, we eliminated from the survey the five financial institutions in our initial survey with the highest total compensation amounts to the institution’s chief executive officer and the five financial institutions with the lowest compensation amounts on the same basis. The financial institutions included in the annual survey were Yadkin Valley Financial Corporation, First National Lincoln Corporation, First of Long Island Corporation, Cascade Financial Corporation, Bank of Kentucky Financial Corporation, United Bancorp, Inc., Intermountain Community Bancorp, CNB Financial Corporation, MetroCorp Bancshares, Inc., Peoples Financial Corporation, Pulaski Financial Corp., Northrim BanCorp, Inc., MidSouth Bancorp, Inc. Peoples Bancorp of North Carolina, Inc. and PAB Bankshares, Inc. The survey included data from these companies on base salaries, bonuses, restricted stock awards, option grants and other compensation.

The committee establishes the annual compensation program for our chief executive officer after evaluating his performance. The chairman of our compensation committee develops a preliminary compensation package for our chief executive officer prior to the beginning of each calendar year. The chairman reviews the preliminary compensation package with the other committee members before presenting it to our chief executive officer. After incorporating input from the committee, the chairman reviews the proposed compensation package with our chief executive officer, and they typically engage in a dialogue regarding the elements and magnitude of the plan. This dialogue generally takes place over the period of several weeks. Throughout the dialogue, the chairman consults with other members as he deems necessary. Once the chairman has considered the input of the chief executive officer, and made any revisions to the proposed compensation package that he considers appropriate, the chairman presents the proposed compensation package to the full compensation committee for approval. Our chief executive officer proposes annual compensation programs for each of our other executive officers, and the committee evaluates and approves or modifies those compensation programs.

Our annual financial performance against our budget is one of the factors the compensation committee considers when evaluating executive compensation. Our budget generally is historically based and is driven extensively by our interest rate model. Our annual budget is prepared by our chief financial officer and his staff. Versions of the budget are reviewed with, and adjustments are proposed by, our senior management, including our chief executive officer, in an iterative process. Management attempts to develop a budget that is appropriate and attainable. After our senior management approves the annual budget, it is presented to, and approved by, the full board of directors.

In acting on the compensation programs for executive officers, the committee considers many factors, including the results of the annual survey of executive compensation, our overall performance compared to expected results and the contributions of the executive to achieving our strategic goals. Although we do not have formal stock ownership guidelines, the committee does consider the value and vesting timetable of outstanding equity awards held by executive officers in determining the timing and amount of new equity awards. While the committee may from time to time establish specific objectives for the receipt of incentive compensation, our compensation program is essentially a discretionary system in which the committee uses annual compensation survey data and draws upon the business experience, business judgment and general knowledge of its members to evaluate compensation matters collaboratively and subjectively.

Elements of Compensation

Executive compensation includes the following elements:

Base Salary.  The base salary amount is the fixed portion of each executive’s annual compensation and typically represents 50%-70% of an executive’s total annual potential compensation. Salary levels are based primarily on the executive’s responsibilities and experience and the market compensation paid by similar sized financial institutions for similar positions, as indicated in the annual compensation survey prepared for the committee. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. While we intend for our overall compensation packages, including the base salary element, to be competitive, our base salaries generally are below the mid-point of the range of base salaries for comparable positions reflected in the annual compensation survey prepared for the committee. Lower base salaries allow us to weight compensation more to discretionary elements of compensation so that we can vary compensation based on performance, including company performance.

Chief Executive Officer Non-Equity Incentive Plan.  The committee has established a non-equity incentive plan as a short-term incentive for our chief executive officer. It is based on the achievement of annual financial and non-financial objectives, which are established by the committee, after consultations with our chief executive officer, at the beginning of each year. The incentives may include progress toward, or achievement of, both individual and company strategic goals and objectives. The allocation of incentives between financial and non-financial objectives may vary from year to year at the discretion of the committee. The 2007 plan was evenly divided between attainment of budgeted net income and our strategic objectives. The 2008 plan is split 25% for attainment of budgeted net income and 75% for attainment of strategic objectives.

The non-equity incentive plan compensation is paid annually in cash in an amount reviewed and approved by the committee in a single installment in the first quarter of the year after which it is earned. The amount of the payment related to financial objectives is based on our actual financial results compared to the incentive plan objectives. In 2007, our chief executive officer was eligible to receive a bonus of up to $60,000 for attaining budgeted net income and up to an additional $40,000 if our net income goals were exceeded. Our chief executive was also eligible to receive a bonus up to $100,000 for attaining certain strategic objectives. Our chief executive officer received $120,000 payment under the non-equity incentive plan for 2007 based on our financial performance and achievement of strategic objectives. Our chief executive officer also was eligible to receive an annual discretionary bonus, which the compensation committee elected to award for 2007. The financial and non-financial goals for 2008 are appropriate and achievable. The achievement of non-financial goals will be determined by the committee after reviewing all of the relevant information. The maximum cash incentive that the chief executive officer may receive for 2008 is $200,000.

Chief Executive Officer Discretionary Annual Bonus.  Our chief executive officer is eligible to receive a discretionary bonus. In evaluating whether to award our chief executive officer a discretionary bonus, and the amount of that bonus, the committee considers payment, if any, under his non-equity incentive plan, trends in our financial performance over multi-year time horizons, the importance of continuity and stability in the chief executive officer position to developing and implementing sound long-term strategic plans, and the chief executive officer’s contributions to non-financial aspects of our business such as enhancing our reputation and maintaining a favorable corporate culture. The bonus amount is paid in cash in an amount reviewed and approved by the committee in a single installment during the first quarter of the year after the bonus is earned.

Non-Chief Executive Officer Discretionary Annual Bonus.  The committee has the authority to award discretionary annual bonuses to our non-chief executive officers. These bonuses are intended to compensate executive officers based on our financial and operating performance, and are determined after considering the individual performance of the executive officers for the prior year.

The bonus amounts are paid in cash in an amount reviewed and approved by the committee in a single installment during the first quarter of the year after the bonus is earned. The amount of the executive officer’s bonus potential is generally based on a percentage of the executive’s base salary. The amount of each executive officer’s bonus potential is communicated to him or her at the beginning of each year, but no firm bonus criteria are established. Also, the committee retains the authority to have bonuses paid in excess of the pre-established percentage of the executive’s base salary, although it did not use that authority in establishing the 2007 bonus amounts. The bonus amounts are fully discretionary, but the committee generally exercises that discretion based on our financial performance relative to budgeted net income, together with an evaluation of the executive’s personal performance. We consider our budgeted net income for 2008 to be appropriate and attainable. The bonuses paid for 2007 were approximately 24% of the executive officers’ base salaries based on our financial results and the performance of the executives. The committee has targeted discretionary bonus amounts to be paid for 2008 performance at 25% of the base salary for each of our executive officers other than our chief executive officer. The actual amount of any bonus will be determined following a review of each executive’s individual performance and contribution to achieving our financial and non-financial goals.

Restricted Stock Grants.  The issuance of restricted stock is designed to provide an intermediate-term retention incentive for executives, align executives’ interests with the creation and maintenance of long-term stockholder value and reward executives for managing our performance to increase stockholder value. Restricted stock grants are intermediate-term retention incentives because they generally vest over a three-year period and require continued employment by the executive during the vesting period. Restricted stock provides a stronger retention incentive than stock options, which also vest over time, because executives are assured of realizing value as restricted stock vests over time, although that value will vary based on the trading price of the stock at the time of vesting. With stock options, executives only realize value over time if the price of the stock increases from the option exercise price. The committee’s philosophy is that restricted stock grants also may encourage executives to balance the risks of losses in stockholder value against the potential for gains in stockholder values when evaluating business decisions. If executives receive only stock options as equity incentive awards, they may adopt higher-risk business strategies in an attempt to increase their company’s stock price because the only loss they suffer if the strategies fail and their company’s stock price declines is the loss of the potential for value from the option. When executives hold restricted stock, they share in the loss of value realized if the stock price declines. As a result, the executives may adopt strategies that strike a better balance between the potential for stock price appreciation and the risk that a failed strategy will lead to a stock price decline.

The amount of each executive officer’s annual restricted stock grant is generally based on a targeted percentage of each executive’s base salary. The total grant date value of restricted stock grants awarded for 2007 represented approximately 35% of each executive officer’s base salary in order to make equity compensation a meaningful part of the overall compensation plan. The committee generally makes restricted stock grants at a meeting early in the first quarter of each fiscal year, after our year-end financial results have been released.

The committee began using restricted stock grants as an element of fulfilling the equity ownership objective of the overall compensation program in 2004, when the accounting requirements for expensing stock options changed and the difference in the financial statement impact between granting awards of restricted stock and granting option awards was reduced. The committee also determined that the long-term vesting requirements of outstanding stock options adequately fulfilled the long-term incentive portion of the compensation plan and that intermediate-term incentives were needed to complement the other types of compensation issued to executive officers.

Stock Options.  The committee’s philosophy is that part of the financial rewards and incentives for executive officers should come from increases in the value of our common stock. The issuance of stock options is designed to reward executives for favorable long-term performance of our stock. Stock options are a long-term incentive as they generally vest over a three to ten-year period and are exercisable up to ten years from the grant date. Because they are a long-term incentive, stock options encourage the long-term employment of executives which is important to ensure the continuity of our business operations. Beginning in 2004, the committee began issuing restricted stock grants as an equity incentive instead of stock options due, in part, to the relatively long remaining vesting and exercise periods of the then outstanding stock options. No stock options have been issued to executive officers in the past three years. It is anticipated that we will continue to use stock options as a long-term incentive for executives and that the committee in its discretion will grant new stock options as the remaining vesting and exercise periods for outstanding options decreases. The committee historically made stock option grants in the first quarter of the year, after our fiscal results were released, but prior to our first quarter results being known. The committee may make option grants at other times based on individual circumstances, but will not time option grants based on favorable or unfavorable information about our operations or prospects.

Employee Stock Ownership Plan (ESOP).  Our executive officers participate on a nondiscriminatory basis in our ESOP. All of our employees are eligible to participate in the ESOP after they complete one year of service as defined by the plan. The ESOP holds shares that secure a loan for the funds that were used to acquire the ESOP shares. Each year the security interest is released from a fixed number of shares as a fixed amount of the loan is amortized. The shares that are released from the security interest are allocated to eligible participant accounts based on the percentage of the participant’s compensation (subject to limits) to the entire compensation of all plan participants. The value of the ESOP contributions generally represent between 6%-12% of each executive’s base salary amount. The committee considers the value of the ESOP contributions when it establishes annual compensation amounts and when it considers the mix between cash and equity compensation. The committee also considers the value of the ESOP contributions when evaluating the total compensation of our executives relative to the compensation of other executives at similar companies.

Other In-Service Compensation.  Executive officers participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan and group life insurance plan. We award nominal cash bonuses annually to all employees, including our executives, based upon years of service. We also provide Messrs. McNeil, Krehbiel and Ms. Kolling with use of a company car as their jobs require extensive travel. We provide Mr. McNeil with a country club membership as the committee feels that it is beneficial to us for him to be an active member of the social community in our primary location. The committee considers all of the benefits granted to executives when determining executive compensation amounts and comparing compensation amounts to other executives at similar companies.

Post-Service Compensation.  The committee’s philosophy is that post-service compensation contributes to executive retention. We therefore allow all employees and executives to participate, on a nondiscriminatory basis, in a 401(k) plan with a 25% match on employee contributions up to 8% of the employee’s salary. Upon retirement from our company, all employees, including executive officers, are eligible to withdraw their balance from the 401(k) plan and ESOP in accordance with the plans, and to receive any benefit payments to which they are eligible from our defined benefit pension plan. If an executive retires after 15 years of service, we will continue to pay the employer portion of his or her health insurance coverage until he or she reaches the age of 65. The committee considers post-service compensation when determining executive compensation amounts, but our compensation programs are designed primarily on in-service compensation.

We also have entered into change-in-control agreements with our executive officers that may provide post-service compensation to executive officers if their employment is terminated following a change in control of our company. The committee’s philosophy is that change-in-control agreements are appropriate to induce executives to remain with our company in the event of a proposed or anticipated change in control or through a change in control to facilitate an orderly transition to new ownership. The change-in-control agreements also assist us in recruiting and retaining executives by providing executives with appropriate economic security, given the relatively limited number of alternative employers in our industry and geographic area, against loss of employment following a change in control.

COMPENSATION COMMITTEE RECOMMENDATION

The compensation committee has discussed and reviewed the compensation discussion and analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Members of The Compensation Committee

Duane D. Benson
Allan R. DeBoer
Michael J. Fogarty
Karen L. Himle

SUMMARY COMPENSATION TABLE

				Non-Equity	Stock	Option	All Other
			Bonus	Incentive	Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	Plan	($)(2)	($)(3)	($)(4)	Total ($)

Michael McNeil	2007	325,000	45,000	120,000	88,433	5,297	34,089	617,819
President and Chief Executive Officer	2006	310,000	50,150	0	51,452	5,574	36,141	453,317
Jon J. Eberle	2007	136,500	33,593	0	35,452	1,872	17,489	224,906
Senior Vice President, Chief Financial Officer and Treasurer	2006	130,000	24,525	0	18,473	2,960	20,893	196,851
Dwain C. Jorgensen	2007	109,000	26,855	0	29,997	2,314	14,194	182,360
Senior Vice President, Technology, Facilities and Compliance Services	2006	105,825	19,992	0	16,389	3,298	17,840	163,344
Susan K. Kolling	2007	114,738	28,261	0	31,398	1,770	19,391	195,558
Senior Vice President, Business Development	2006	110,325	20,863	0	16,789	2,929	18,838	169,717
Bradley C. Krehbiel	2007	154,500	38,003	0	41,693	2,260	24,464	260,920
Executive Vice President, Business Banking	2006	150,000	20,150	0	22,415	3,629	28,397	224,591

(1)	We generally pay bonuses for a fiscal year in the first quarter of the following fiscal year.

(2)	The amount reported is the compensation expense recognized in our financial statements pursuant to SFAS No. 123(R). In accordance with SFAS No. 123(R), we determine the fair value of options awards or restricted stock awards at the date of grant and recognize the expense for financial reporting purposes over the vesting period. For restricted stock awards we use the average grant date stock price. See footnote 15 in the notes to consolidated financial statements included in our annual report for the assumptions made in determining the fair value of option awards in accordance with SFAS No. 123(R).

(3)	All other compensation consists of the following:

				Dividends Received
	Employer 401(k)	Value of Common	Employer Paid Life	on Vested	Perquisites and
	Contribution	Stock Allocated to	Insurance Premiums	Restricted Stock	Other Personal
Name	($)	ESOP ($)	($)	($)	Benefits ($)(a)	Total ($)

Michael McNeil
2007	4,500	18,756	619	2,293	7,921	34,089
2006	4,500	23,745	562	702	6,632	36,141
Jon J. Eberle
2007	3,262	13,262	104	861	0	17,489
2006	2,983	17,492	173	245	0	20,893
Dwain C. Jorgensen
2007	2,581	10,525	304	784	0	14,194
2006	3,269	14,210	121	240	0	17,840
Susan K. Kolling
2007	2,738	11,113	335	819	4,386	19,391
2006	2,752	14,814	130	250	892	18,838
Bradley C. Krehbiel
2007	3,629	14,375	189	1,061	5,210	24,464
2006	2,517	20,178	216	316	5,170	28,397

(a)	Perquisites and other personal benefits include cash payments for country club dues and the use of company cars.

Employment Agreement

We entered into an employment agreement with Mr. McNeil on January 1, 2002. The agreement is designed to assist us in maintaining stable and competent management. The agreement provides for an initial base salary of $200,000 but is subject to a potential annual upward adjustment based on a review of Mr. McNeil’s performance by the compensation committee of our board. Mr. McNeil’s current base salary is $325,000. The agreement had an initial term of three years. On April 30 of each year, the term automatically extends for a period of twelve months in addition to the then-remaining term of employment, unless any party to the agreement gives contrary written notice or under certain other circumstances. The current term of the agreement extends through December 31, 2009. The agreement will terminate upon Mr. McNeil’s death or disability, and Mr. McNeil may terminate the agreement upon notice to us. In addition, the agreement may be suspended or terminated for certain regulatory reasons related to the Federal Deposit Insurance Act. In the event that Mr. McNeil terminates his employment for “good reason” or his employment is terminated by us, other than for cause, or by reason of his disability, he will continue to receive his salary and a reimbursement for the cost of premiums to maintain the same level of health insurance coverage as he was receiving before the date of termination through the remaining term of the agreement. “Good reason” includes an uncured material breach of the employment agreement by us, a relocation of Mr. McNeil or a material reduction in base salary, perquisites or benefits that is not a result of a generally applicable reduction. The agreement also provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel.

Change-In-Control Agreements

Mr. McNeil entered into a change-in-control agreement with our banking subsidiary as of March 1, 2004. The original agreement expired on March 31, 2006, but it provides for an automatic extension from year to year thereafter unless either applicable party gives notice of termination. Each of Messrs. Eberle, Krehbiel and Jorgensen and Ms. Kolling entered into a change-in-control agreement with our banking subsidiary as of May 7, 2004. These original agreements expired on August 28, 2006, but they provide for an automatic extension for one year and from year to year thereafter unless either applicable party gives contrary written notice prior to February 28 of each year. The current term of the agreements extends through August 28, 2010. These agreements are designed to assist us in maintaining a stable and competent management team. The agreements provide for a cash payment equal to a percentage of the employee’s average annual base salary over the five years prior to termination in the event that their employment is terminated in connection with a change of control. A change of control has occurred under the agreements if any person other than the executive, us, or one of our benefit plans acquires or becomes beneficial owner of 35% or more of our outstanding stock entitled to vote in a general election of directors; a majority of the members of our board are replaced as a result of an actual or threatened election contest, a reorganization, merger or consolidation of us is consummated that changes our ownership by 35% or more; our stockholders approve a complete liquidation or dissolution of us or disposition of substantially all of our assets. The employee will also be eligible for the cash payment if they voluntarily terminate employment within one year after a change in control has occurred if their duties, responsibilities, base salary, or benefits are reduced or if their principal place of employment is relocated more than 35 miles from its current location. Mr. McNeil is entitled to receive a cash payment equal to 299% of his annual average base salary. Messrs. Eberle, Jorgensen and Krehbiel and Ms. Kolling are entitled to receive a cash payment equal to 200% of their respective annual average base salaries. These agreements also provide that the employees may participate in the health, disability and life insurance plans and programs that the employees were entitled to immediately prior to termination for one year after termination. The amounts payable pursuant to these agreements will be reduced by the amount of any severance pay that the employees receive from the bank, its subsidiaries or its successors. Based on their average salaries over the past five years, if their employment had been terminated as of December 31, 2007 under circumstances giving rise to the salary payment described above, Mr. McNeil would have been entitled to receive a maximum lump-sum cash payment of approximately $825,738, Mr. Eberle would have been entitled to receive approximately $229,307, Mr. Jorgensen would have been entitled to receive approximately $204,545, Mr. Krehbiel would have been entitled to receive approximately $266,460 and Ms. Kolling would have been entitled to receive approximately $217,906. The agreements provide that if the cash payments under the agreements together with any other compensation payments triggered by the change in control would constitute a “parachute payment” under Section 280G of the internal revenue code, the cash payments under the agreements would be reduced to the largest amount as would result in no portion of the payment being subject to an excise tax under the code.

In addition to the change in control agreements, our restricted stock agreements provide that if there is a merger, dissolution, liquidation of us or sale of substantially all of our assets, the restrictions on the restricted shares shall lapse. Based on the closing price of our common stock on December 31, 2007, the last trading day before year end, and the number of shares of stock subject to restrictions held by them, shares with a value of approximately $145,655 held by Mr. McNeil, shares with a value of approximately $59,853 held by Mr. Eberle, shares with a value of approximately $49,247 held by Mr. Jorgensen, shares with a value of approximately $69,158 held by Mr. Krehbiel and shares with a value of approximately $51,629 held by Ms. Kolling, would have been freed from restrictions if the restrictions on the shares would have lapsed on December 31, 2007.

GRANTS OF PLAN-BASED AWARDS IN 2007

		Restricted Stock
		Awards: Number of	Fair Market Value
		Shares of Stock or	of Restricted Stock
Name	Grant Date	Units (#)	Awards ($)

Michael McNeil	January 25, 2007	3,447	116,473
Jon J. Eberle	January 25, 2007	1,448	48,919
Dwain C. Jorgensen	January 25, 2007	1,156	39,063
Susan K. Kolling	January 25, 2007	1,217	41,120
Bradley C. Krehbiel	January 25, 2007	1,639	55,370

OUTSTANDING EQUITY AWARDS

The following tables summarize the outstanding option grants and stock awards at December 31, 2007 of the named executive officers and the value of the restricted stock that vested in 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards				Stock Awards
	Number of				Number of	Market Value
	Securities	Number of			Shares or	of Shares or
	Underlying	Securities			Units of	Units of
	Unexercised	Underlying	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

Michael McNeil	50,000	0	11.50	04/27/2009	5,933	145,655
	0	26,316	16.13	04/15/2012
	3,750	1,250	27.64	02/12/2014
Jon J. Eberle	0	9,853	16.13	04/15/2012	2,438	59,853
	3,640	0	27.66	03/02/2014
Dwain C. Jorgensen	0	12,500	16.13	04/15/2012	2,006	49,247
	3,580	0	27.66	03/02/2014
Susan K. Kolling	0	9,189	16.13	04/15/2012	2,103	51,629
	3,780	0	27.66	03/02/2014
Bradley C. Krehbiel	0	11,842	16.13	04/15/2012	2,817	69,158
	4,540	0	27.66	03/02/2014

(1)	Mr. McNeil received a grant of options on February 13, 2004, of which 1,250 vested on February 13, 2008. Mr. McNeil also received a grant of options on April 16, 2002, of which 1,520 options will vest on April 16, 2008, and 6,199 options will vest on the anniversary date in each of 2009, 2010, 2011 and 2012. Mr. Eberle received a grant of options on April 16, 2002, of which 3,654 options will vest on April 16, 2011, and 6,199 options will vest on January 1, 2012. Mr. Jorgensen received a grant of options on April 16, 2002, of which 102 options will vest on April 16, 2010, and 6,199 options will vest on each of April 16, 2011 and January 1, 2012. Ms. Kolling received a grant of options on April 16, 2002, of which 2,990 options will vest on April 16, 2011, and 6,199 options will vest on January 1, 2012. Mr. Krehbiel received a grant of options on April 16, 2002, of which 5,643 options will vest on April 16, 2011 and 6,199 options will vest on January 1, 2012.

(2)	Of Mr. McNeil’s unvested stock awards, 764 shares vested on January 25, 2008, 861 shares will vest on each of January 26, 2008 and 2009, 1,149 shares vested on January 25, 2008, and 1,149 shares will vest on each of January 25, 2009 and 2010. Of Mr. Eberle’s unvested stock awards, 268 shares vested on January 25, 2008, 361 shares vested January 24, 2008, 361 shares will vest on January 24, 2009, 482 shares will vest on January 25, 2008, and 483 shares will vest on each of January 25, 2009 and 2010. Of Mr. Jorgensen’s unvested stock awards, 262 shares vested on January 25, 2008, 294 shares vested on January 24, 2008, 294 shares will vest on January 24, 2009, 385 shares vested on January 25, 2008, 385 shares will vest on January 25, 2009, and 386 shares will vest on January 25, 2010. Of Ms. Kolling’s unvested stock awards, 273 shares vested on January 25, 2008, 306 shares vested on January 24, 2008, and 307 shares will vest on January 24, 2009. Of Mr. Krehbiel’s unvested stock awards, 344 shares vested on January 25, 2008, 417 shares vested on January 24, 2008, 417 shares will vest on January 24, 2009, 546 shares vested on January 25, 2008, 546 shares will vest on January 25, 2009, and 547 shares will vest on January 25, 2010.

(3)	Represents market value of underlying securities at year end of $24.55, which is the closing price of the common stock on the last trading day of 2007.

2007 RESTRICTED STOCK VESTING

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Vesting ($)(1)

Michael McNeil	1,624	55,142
Jon J. Eberle	628	21,253
Dwain C. Jorgensen	555	18,780
Susan K. Kolling	579	19,592
Bradley C. Krehbiel	760	25,718

(1)	Based on market value of $33.88, $33.79 and $34.10 on January 24, 25 and 26, respectively.

Our employees are included in the Financial Institutions Retirement Fund (FIRF), a multi-employer comprehensive pension plan. This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the pension plan after five years of eligible service. Our policy is to fund the minimum amounts required by the plan, and in 2007, we made a contribution of $159,481 to the plan. On September 1, 2002, benefits for all of our existing participants under the plan were frozen, and as a result, no additional benefits have been earned and no new employees have been enrolled in the plan after that date. When they retire at age 65, Mr. McNeil will be entitled to annual payments of $5,667, Mr. Eberle will be entitled to annual payments of $4,141, Mr. Jorgensen will be entitled to annual payments of $28,247, Mr. Krehbiel will be entitled to annual payments of $2,567 and Ms. Kolling will be entitled to annual payments of $23,779. The annual benefit amount is calculated based on the employees’ base salary for the five years prior to the plan being frozen.

2007 PENSION BENEFITS

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Michael McNeil	FIRF	3 years, 5 months	43,863	0
Jon J. Eberle	FIRF	6 years, 11 months	10,767	0
Dwain C. Jorgensen	FIRF	27 years, 1 month	207,898	0
Susan K. Kolling	FIRF	28 years, 9 months	155,039	0
Bradley C. Krehbiel	FIRF	3 years, 2 months	10,165	0

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for 2007 except:

•	Allan R. DeBoer made a late filing of a Form 4 on two separate occasions, representing a total of two transactions.

ADDITIONAL INFORMATION

We are furnishing our annual report, including financial statements, for the year ended December 31, 2007 to each stockholder with this proxy statement.

Stockholders who wish to obtain an additional copy of our annual report for the year ended December 31, 2007 may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057.

By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Dated: March 20, 2008

HMN FINANCIAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 22, 2008
10:00 a.m.
1016 Civic Center Drive NW
Rochester, Minnesota

HMN Financial, Inc.
1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 22, 2008.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Michael McNeil and Jon J. Eberle, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #
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•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 21, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
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•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 21, 2008.

•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to HMN Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Allan R. DeBoer	03 Karen L. Himle	☐	Vote FOR	☐	Vote WITHHELD
		02 Timothy R. Geisler			all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending December 31, 2008.	☐	For	☐	Against	☐	Abstain

3.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting, or any adjournments or postponements thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.